Exhibit 99

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Fourth Quarter 2020 Results

MURFREESBORO, Tenn. – (February 22, 2021) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months and year ended December 31, 2020.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended December 31, 2020 was $0.83, a decrease of 12.6% from the same period in the prior year. Net income attributable to common stockholders per diluted common share for the year ended December 31, 2020 was $4.14, an increase of 12.8% from the same period in the prior year. Net income for the year ended December 31, 2020 includes $21.3 million in gains that relate to the sale of real estate.

•Normalized FFO per diluted common share for the three months ended December 31, 2020 was $1.37, a decrease of 2.8% from the same period in the prior year. Normalized FFO per diluted common share for the year ended December 31, 2020 was $5.60, an increase of 1.8% from the same period in the prior year.

•Normalized AFFO per diluted common share for the three months ended December 31, 2020 was $1.30, unchanged from the same period in the prior year. Normalized AFFO per diluted common share for the year ended December 31, 2020 was $5.29, an increase of 3.7% over the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended December 31, 2020 was $1.28, a decrease of 7.9% from the same period in the prior year. NAREIT FFO per diluted common share for the year ended December 31, 2020 was $5.51, an increase of 0.4% over the same period in the prior year.

•Net income, Normalized FFO, Normalized AFFO and NAREIT FFO per common share for the three months and year ended December 31, 2020 includes the dilutive impact of 598,506 common shares issued since December 31, 2019.

Eric Mendelsohn, NHI President and CEO, stated, “Despite the unprecedented challenges created by the COVID-19 pandemic, NHI performed well in 2020. We increased AFFO per share by 3.7%, increased the dividend per share by 5%, and maintained our fiscal discipline with leverage below 5.0x net debt-to-EBITDA and an AFFO payout ratio below 85%. We were also able to capitalize on the resilient capital markets to bolster our balance sheet through our ATM and, more recently, through the issuance of our first public bond offering in January. We are also pleased to note that we deployed $226.9 million in real estate and note investments during 2020 and our pipeline for 2021 looks promising.”

Mr. Mendelsohn continued, “Our monthly collections remained strong throughout 2020 and thus far into 2021 which is a testament to the tireless efforts of our operators in their mission to keep our seniors safe. But the pandemic has obviously placed a considerable burden on the senior housing and skilled nursing industries which clouds our visibility in the months ahead and will make 2021 a more challenging year. Fortunately, the roll-out of the vaccine to our communities is having a positive impact with declining numbers of infected buildings and active resident cases so we do expect that occupancy will inflect at some point in 2021. However, the road to recovery is uncertain so we do not think it is prudent to provide guidance at this time.”

Mr. Mendelsohn concluded, “While 2021 should be a difficult year, NHI is well positioned to weather the storm with multiple levers at its disposal to preserve our conservative capital structure and set the Company up for longer term growth. While this

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

pandemic has had a disproportionately negative impact on operators caring for the senior population, we do not believe the damage is irreparable and remain steadfast in our positive outlook for senior housing and skilled nursing.”

Collections and Deferrals
We collected 93.9% of contractual cash due for the fourth quarter ended December 31, 2020. We collected 99.4% in February and quarter-to-date we have collected 97.3%.

We agreed to defer rent due from Bickford Senior Living totaling $5,850,000 for 2020 and $750,000 for January 2021 as a result of the impact from the pandemic. The deferred rent for Bickford of $3,750,000 pertaining to the fourth quarter and the $750,000 pertaining to January 2021 bears interest at 8% per annum with repayments over twelve months beginning in June 2021.

We agreed to rent concessions with another tenant totaling $1,072,000 in deferrals for 2020, $50,000 in abatements for 2020, and $447,000 in deferrals related to the first quarter of 2021. Of the 2020 totals, approximately $534,000 in deferrals and $20,000 in abatements are related to the third quarter and $538,000 in deferrals and $30,000 in abatements relate to the fourth quarter. The deferred amounts accrue interest from the date of the deferral until paid in full with payments due starting in July 2021 and due no later than December 2022. The initial interest is 8% on the deferrals through December 31, 2021, after which time the rate increases to 9%. In the fourth quarter of 2020, we also modified a transition property’s lease in response to the COVID-19 pandemic that extended the lease term by one year and deferred rent of $160,000.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	Mar-20	Apr-20	May-20	Jun-20	Jul-20	Aug-20	Sep-20	Oct-20	Nov-20	Dec-20	Jan-21
SLC	9	80.5%	79.0%	79.2%	79.0%	79.2%	78.8%	78.9%	78.6%	77.1%	76.2%	77.3%
Bickford	47	84.7%	83.5%	82.2%	81.7%	81.7%	81.7%	81.8%	80.6%	79.5%	76.7%	75.6%
Holiday	26	86.7%	85.0%	83.2%	82.3%	80.7%	79.6%	78.5%	77.8%	77.0%	76.8%	75.3%

COVID-19 Update
As of February 9, 2020, NHI had 244 confirmed active resident cases (approximately 0.2% of total capacity) of COVID-19 in its skilled nursing and senior housing portfolio. There were 85 confirmed Senior Housing resident cases (2.3 cases per average community), which can include skilled nursing cases at our senior living campuses or CCRCs, and 159 confirmed skilled nursing resident cases (4.1 cases per average community). This compares to the peak number of 280 resident cases at Senior Housing communities as of December 29, 2020 and 438 resident cases at SNFs as of December 15, 2020.

Vaccination Update
Since vaccination clinics began in our communities, our operators overall have reported fewer active resident cases. As of February 9, 2020, 87% of our Senior Housing communities have completed at least the first round of vaccinations and 4% have scheduled the first round. For our SNF’s, 100% have completed at least the first round of vaccinations.

We can give no assurance about the accuracy of the information reported or that there have not been any changes since the time the information was obtained from our operators and third-party operators. This information is based upon information provided to us by our operators and third-party data providers. More information is available at www.nhireit.com/covid-19.

Investment Activity
During the fourth quarter, we committed to providing first mortgage financing to 41 Management, LLC for up to $22.2 million to construct a 110-unit independent living, assisted living and memory care community in Sussex, Wisconsin. The approximate four-year loan has an annual interest rate of 8.5% and two one-year extensions. The agreement includes an option for NHI to acquire the property effective upon stabilization of the facility. Additional security on the loan includes personal and corporate guarantees and the funding of a $4.9 million working capital escrow. The total amount funded on the note was $4.0 million as of December 31, 2020.

During 2020, we completed $176.5 million in healthcare real estate investments and $50.4 million in note investments for total investment activity of $226.9 million.

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

Liquidity
At January 31, 2020, we had $520 million in availability under a $550 million revolver and $37.2 million in unrestricted cash and cash equivalents. We also have approximately $465 million available under the ATM program.

Inaugural Public Bond Offering
On January 26, 2021, we issued $400 million in 3.0% Senior Notes due 2031 (the “Notes”). The Notes were issued at 99.196% of par value (3.094% initial yield) with a coupon of 3.0%. Interest on the Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2021. The Notes will mature on February 1, 2031. Proceeds were used to repay the $100 million term loan facility which matured in July 2021 and to reduce borrowings under the $550 million senior unsecured revolving credit facility.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, February 23, 2021, at 12 p.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (888) 222-6529, with the confirmation number 21989300. The live broadcast of NHI’s fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income attributable to common stockholders	$37,139	$42,039	$185,126	$160,456
Elimination of certain non-cash items in net income:
Depreciation	21,024	19,610	83,150	76,816
Depreciation related to noncontrolling interests	(210)	(22)	(777)	(52)
Gain on sale of real estate	(309)	—	(21,316)	—
Impairment of real estate	—	—	—	2,500
NAREIT FFO attributable to common stockholders	57,644	61,627	246,183	239,720
Loss on early retirement of debt	3,924	823	3,924	823
Non-cash write-off of straight-line rent receivable	—	—	380	—
Normalized FFO attributable to common stockholders	61,568	62,450	250,487	240,543
Straight-line lease revenue, net	(4,930)	(5,830)	(20,791)	(22,084)
Straight-line lease revenue, net, related to noncontrolling interests	29	6	111	13
Amortization of lease incentives	252	238	987	845
Amortization of original issue discount	—	176	303	761
Amortization of debt issuance costs	823	693	2,979	2,805
Equity method investment adjustments, net	757	—	1,374	—
Note receivable credit loss expense	(11)	—	991	—
Normalized AFFO attributable to common stockholders	58,488	57,733	236,441	222,883
Equity method investment capital expenditure	(105)	—	(420)	—
Equity method investment non-refundable fees received	331	—	660	—
Non-cash stock-based compensation	290	691	3,061	3,646
Normalized FAD attributable to common stockholders	$59,004	$58,424	$239,742	$226,529

BASIC
Weighted average common shares outstanding	44,859,894	44,107,770	44,696,285	43,417,828
NAREIT FFO attributable to common stockholders per share	$1.28	$1.40	$5.51	$5.52
Normalized FFO attributable to common stockholders per share	$1.37	$1.42	$5.60	$5.54
Normalized AFFO attributable to common stockholders per share	$1.30	$1.31	$5.29	$5.13

DILUTED
Weighted average common shares outstanding	44,861,469	44,328,847	44,698,004	43,703,248
NAREIT FFO attributable to common stockholders per share	$1.28	$1.39	$5.51	$5.49
Normalized FFO attributable to common stockholders per share	$1.37	$1.41	$5.60	$5.50
Normalized AFFO attributable to common stockholders per share	$1.30	$1.30	$5.29	$5.10

See Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD.

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

These supplemental operating performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our FFO, Normalized FFO, Normalized AFFO and Normalized FAD may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these operating performance measures, caution should be exercised when comparing our Company’s FFO, Normalized FFO, Normalized AFFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with GAAP (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

We believe that FFO and normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Adjusted Funds From Operations - AFFO

In addition to the adjustments included in the calculation of normalized FFO, normalized AFFO excludes the impact of any straight-line lease revenue, amortization of the original issue discount on our convertible senior notes and amortization of debt issuance costs. We also adjust Normalized AFFO for the net change in our allowance for expected credit losses as well as certain non-cash items related to our equity method investments such as straight-line lease expense and recognition of purchase accounting adjustments. We believe that normalized AFFO is an important supplemental measure of operating performance for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires the original issue discount of our convertible senior notes and debt issuance costs to be amortized as non-cash adjustments to earnings. Normalized AFFO is useful to our investors as it reflects the growth inherent in the contractual lease payments of our real estate portfolio.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of normalized AFFO, normalized FAD excludes the impact of non-cash stock based compensation. We also adjust Normalized FAD for items related to our equity method investments such as capital expenditures and the net change in non-refundable entrance fees. We believe that normalized FAD is an important supplemental measure of operating performance for a REIT as a useful indicator of the ability to distribute dividends to shareholders. Additionally, normalized FAD improves the understanding of our operating results among investors and makes comparisons with: (i) expected results, (ii) results of previous periods and (iii) results among REITs, more meaningful. Because FAD may function as a liquidity measure, we do not present FAD on a per-share basis.

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues:
Rental income	$74,941	$75,404	$307,208	$294,182
Interest income and other	6,297	6,790	25,603	23,899
	81,238	82,194	332,811	318,081
Expenses:
Depreciation	21,024	19,610	83,150	76,816
Interest	12,293	14,374	52,882	56,299
Legal	427	98	1,252	507
Franchise, excise and other taxes	(19)	109	534	1,550
General and administrative	3,176	3,611	13,304	13,399
Taxes and insurance on leased properties	2,463	1,593	9,653	5,798
Loan and realty (gains) losses	(11)	(60)	991	2,440
	39,353	39,335	161,766	156,809
Loss from equity method investment	(1,108)	—	(3,126)	—
Loss on early retirement of debt	(3,924)	(823)	(3,924)	(823)
Gains on sales of real estate	309	—	21,316	—
Net income	37,162	42,036	185,311	160,449
Less: net (income) loss attributable to noncontrolling interests	(23)	3	(185)	7
Net income attributable to common stockholders	$37,139	$42,039	$185,126	$160,456

Weighted average common shares outstanding:
Basic	44,859,894	44,107,770	44,696,285	43,417,828
Diluted	44,861,469	44,328,847	44,698,004	43,703,248

Earnings per common share:
Net income attributable to common stockholders - basic	$0.83	$0.95	$4.14	$3.70
Net income attributable to common stockholders - diluted	$0.83	$0.95	$4.14	$3.67

NHI Reports Fourth Quarter 2020 Results

February 22, 2021

Selected Balance Sheet Data
($ in thousands)
	December 31, 2020	December 31, 2019

Real estate properties, net	$2,667,432	$2,560,393
Mortgage and other notes receivable, net	$292,427	$340,143
Cash and cash equivalents	$43,344	$5,215
Straight-line rent receivable	$95,703	$86,044
Assets held for sale, net	$—	$18,420
Other assets	$21,583	$32,020
Debt	$1,499,285	$1,440,465
National Health Investors Stockholders' Equity	$1,512,234	$1,497,631

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.